Exhibit 10.8

APREA AB

AND

LARS ABRAHMSÉN

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on this day between

(1)                                                    Aprea AB, Reg. No. 556631-2285,  Nobels väg 3, 171 65 Solna, a company duly incorporated and organised under the laws of Sweden, (the “Company”); and

(2)                                                    Lars Abrahmsén,                  ,             , 114 22 Stockholm (the “Employee”).

1                                                            Commencement date and term of employment

1.1                                                  The employment, effective with this agreement, commenced on March 1, 2016.

1.2                                                  This Agreement supersedes all other written or oral agreements between the Company, or any associated company, and the Employee due to the employment. For the purposes of this Agreement, “associated company” means a legal entity directly or indirectly controlling or controlled by or under common control with the Company, irrespective of the country of registration of such legal entity. For the avoidance of doubt, this agreement is an extension of a previous agreement effective December 1, 2015, Appendix II.

2                                                            Position

2.1                                                  The Employee shall hold the position of Senior Vice President and Chief Scientific Officer and be stationed at the Company’s premises in Solna or at any other premises in Sweden occupied by the Company in the future.

2.2                                                  The Company and the Employee (jointly the “Parties”) agree that the nature of the Company’s business demands flexibility and that reallocation of duties, etc. from time to time is a constituent part of, and a precondition for, the employment relationship between the Company and the Employee. The position of the Employee implies that the Employee may be required from time to time to travel within and outside Sweden in order to promote the Company’s interests in the best possible way.

2.3                                                  The Parties agree that it is essential for the Company’s business and a condition for employment with the Company that its employees are service-minded and that they conduct themselves appropriately and act in all respects as good ambassadors of the Company.

3                                                            Working hours and other engagements

3.1                                                  The working hours comprise forty (40) hours per week exclusive of lunch breaks.

3.2                                                  The position demands that additional hours are worked from time to time. No compensation shall be paid for any overtime worked since this, among other things, has been taken into account when determining the salary level.

3.3                                                  During the employment the Employee shall not, either personally or through any legal entity, be engaged in any other employment or carry out other work without the prior written consent of the Company.

4                                                            Salary and other remuneration

4.1                                                  The Employee is entitled to a monthly salary of SEK 133,333. The salary is paid in arrears before the expiry of each calendar month

4.2                                                  In addition to the salary, the Employee is eligible for a bonus targeted at 25% of the adjusted base salary. For 2016 the bonus will be calculated on a 12 month calendar period, notwithstanding the effective date of this agreement. Bonus payments are discretionary and will be based on achievement of Company and individual performance objectives.  The Company reserves the right to unilaterally decide on any changes to, or cessation of, the bonus.

4.3                                                  The salary and bonus target are normally subject to annual review.

5                                                            Pension and insurance

5.1                                                  The Employee’s employment will expire by the end of the month of the Employee’s 67th birthday.

5.2                                                  The Employee shall be entitled to insurance and pension benefits in accordance with the Company’s policy as applicable from time to time.

6                                                            Work equipment

For the performance of the Employee’s duties, the Company will provide such equipment that the Company deems necessary from time to time.

7                                                            Expenses

7.1                                                  Entertainment expenses incurred in compliance with Company regulations will be reimbursed and such expenses must be itemised and verified.

7.2                                                  Expenses drawn on the Company’s credit card (which will be available for the Employee’s use), which the Employee has not accounted for in accordance with the Company’s expense reporting policy within one (1) month of the due date of the credit card company’s invoice, may be set off by the Company against the Employee’s net salary.

8                                                            Vacation

The Employee is entitled to 30 days paid vacation per each yearly period of service to be taken at such times as agreed with the Company. Vacation pay is calculated in accordance with the Company’s policy as applicable from time to time. In conjunction with the cessation of employment, any vacation pay paid in advance may be deducted from any salary and accrued vacation pay.

9                                                            Sick pay

In case of absence due to sickness the provisions of the Swedish Sick Pay Act (Sw. lagen om sjuklön (1991:1047)) shall apply.

10                                                     Personal data and data security

10.1                                           The Employee confirms that the Company has informed the Employee of the Company’s use of employees’ personal data in accordance with the provisions of the Swedish Personal Data Protection Act (Sw. personuppgiftslagen (1998:204)).

10.2                                           The Employee agrees to comply with the Company’s policies regarding the use of the Company’s computers, e-mail system, Internet services and other software programs. The Employee is aware and acknowledges that the Company has unrestricted access to all material and e-mail correspondence and an overview of Internet usage that is saved in or performed via the Company’s data system.

11                                                     Intellectual property rights

11.1                                           All rights to any material and results within the Company´s field of activity, and all intellectual property rights related thereto (including but not limited to all patents, inventions, trademark rights, copyrights and neighbouring rights, rights in computer software and database rights, design rights, trade secrets and know-how including the rights to registrations or applications for these rights), which are made, written, designed or produced by the Employee during the term of the Employee’s employment shall exclusively vest in the Company, irrespective of whether such material, results and intellectual property rights are produced during or outside of working hours and irrespective of whether produced with the use of the Company´s facilities. This applies irrespective of whether the Employee has been instructed or has taken own initiative to produce such material, results and intellectual property rights. The Company shall have a right to freely develop and alter such material, results and intellectual property rights and to licence and assign them to third parties, with or without a reference to the Employee’s name. The above-mentioned right of the Company includes any patent applications for inventions that have been created through the participation of the Employee and which have been filed within six (6) months after the termination of the employment, provided that the invention falls within the Company’s field of activity and that the Employee is unable to reasonably prove that the invention was made after the employment was terminated.

11.2                                           The Employee shall not be entitled, directly or indirectly, to use or exploit the material, results and intellectual property rights referred to in Section 11 in any manner whatsoever during the term of the Employee’s employment or thereafter unless obtaining a written confirmation regarding such use from the Company. However, this Section 11.2 shall not prevent the Employee from using such material, results and/or intellectual property rights to the extent such use is necessary for the Employee’s performance of his/her normal contractual duties under this Agreement. In cases of uncertainty, the Employee shall always obtain written approval from the Company.

11.3                                           The Employee confirms that the compensation agreed in this Agreement for the performed work is reasonable and constitutes satisfactory compensation for the assignment in Section 11 and hereby waives any claims for royalty or other compensation for the assignment, exploitation or use of the assigned rights, to the extent permitted by law. The Employee furthermore undertakes not to make any claims against the Company’s, its subsidiaries’ or successors’ ownership or other rights to the assigned rights in Section 11.

11.4                                           The Employee agrees to inform the Company in writing of all inventions, ideas, discoveries, developments or improvements wholly or partially made by the Employee during the term of the Employee’s employment. Such information shall be given continuously, and without delay after creation.

11.5                                           The Employee agrees and undertakes without any additional compensation, during or after the Employee’s employment, to execute all such deeds and documents that, in the Company’s sole discretion, are necessary or desirable in order for the Company to be able to protect, register, maintain and in any other way fully enjoy the Company’s rights referred to under this Section 11.

12                                                     Confidentiality

12.1                                           The Employee shall not at any time during the employment or thereafter utilise, reproduce or disclose to any person or firm or company (unless required by the performance of the Employee’s duties under this Agreement or by law) any information in respect of the Company or any of its associated companies that the Employee will gain access to through the employment and that the Company reasonably wishes to keep confidential.

12.2                                           Confidential information shall include, without limitation and in whatever form, information concerning the Company and its associated companies:

•                       business, current and potential business relations, business plans, strategic plans investigations, finances and financial statements;

•                       employees, terms of employment and other human resources matters;

•                       customers, suppliers and distributors;

•                       prices and pricing policies, marketing, sales methods, contracts;

•                       trade secrets, know-how, methods, software programs, new products and services, safety devises, etc.

12.3                                           Confidential information shall not include information that enters the public domain, other than through a breach by the Employee of an obligation of confidentiality owed to the Company or its associated companies.

12.4                                           The Employee agrees that the Employee will not, during the employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity. Further, the Employee will not bring into the Company any proprietary information or trade secret of any such employer, person or entity unless consented to in writing by such employer, person or entity.

13                                                     Non-competition

13.1                                           The Parties hereby agree that the Employee in the course of the employment will gain access to company-specific trade secrets that cannot be protected through patents or other similar registrations and which may cause the Company considerable harm if used for the benefit of a competing business. The Parties furthermore agree that it is a precondition for the Employee’s employment that the Company can disclose such information to the Employee in the knowledge that it will not be used to engage in or promote a business that competes with the Company’s (or any associated company’s) business. The Employee thus agrees to refrain, during the term of this Agreement and for a period of six (6) months after its termination, directly or indirectly, whether alone or as a partner, officer, employee, director or executive or consultant, from engaging, participating or investing in any business activity anywhere in the world that develops, markets or sells any products, or performs or sells any services that directly or indirectly target the pharmacological restoration of normal function to wild type or missense-mutant p53 in oncologic applications .

13.2                                           Subject to the exceptions stated below in this section, the Company shall, as compensation for the inconvenience that the existing non-competition covenant causes the Employee after the expiry of the employment, pay the Employee per month the difference between the Employee’s average monthly remuneration (both fixed and variable) paid by the Company during the twelve (12) months preceding the time of termination of the employment and the (lower) salary which the Employee earns, or reasonably could have earned from any new employment or proceeds of any business activity. However, the monthly compensation payable by the Company shall never exceed sixty (60) per cent of the Employee’s average monthly remuneration as set out above during the restrictive period of the non-competition covenant. For the avoidance of doubt, if the Employee, despite reasonable efforts to minimise the Employee’s loss of income, does not obtain new employment or is not engaged in any business activity after the employment with the Company has terminated, the Company shall pay the Employee per month sixty (60) per cent of the Employee’s average monthly remuneration as set out above during the restrictive period of this non-competition covenant. The right to compensation according to this section presupposes that there is a causal relationship between the Employee’s undertaking in accordance with the non-competition covenant and the loss of income that is caused by its application. Compensation shall not be paid in case of the Employee’s breach of this non-competition covenant.

13.3                                           After the expiry of employment, the Employee is obliged to inform the Company of the level of the Employee’s current salary from any new employment or proceeds of any business activity. Such written information shall be provided to the Company no later than on the 15th day of each month. In the absence of such written information, it shall be understood that the Employee has not suffered any loss of income with regards to the concerned month, but Section 13.1 shall still apply.

13.4                                           Compensation according to Section 13.2 above shall not be paid during any period for which the Employee receives severance pay from the Company or if the employment expires: (i) due to the Employee’s retirement; or (ii) due to cancellation of this Agreement with immediate effect or the Company’s immediate dismissal of the Employee.

13.5                                           During the term of employment, as well as in the event of either party’s termination of the employment and as long as the non-competition covenant is in force, the Company may unilaterally subject to one (1) month’s prior written notice either limit the application of the non-competition covenant or completely release the Employee from the non-competition covenant. In the event of a full release from the non-competition covenant, the Company shall be released from the obligation to pay compensation in accordance with Section 13.2 above.

14                                                     Non-solicitation

14.1                                           During the term of this Agreement and for six (6) months following the termination thereof, the Employee shall not, directly or indirectly, engage or participate in professional contacts with anyone who, during the twelve (12) months preceding the termination of the Employee’s employment, has been a customer or client of the Company or any of its associated companies or is a potential customer or client who has been actively approached by the Company or any of its associated companies, with the intention of persuading such customer or client/potential customer or client to change the business relationship, to cease to do business with or to refrain from initiating a business relationship with the Company or any of its associated companies. The Company may through written notification release the Employee from this obligation in specific cases.

14.2                                           During the term of this Agreement and for six (6) months following the termination thereof, the Employee shall not directly or indirectly solicit or attempt to solicit employees of the Company, or any of its associated companies, or use their services for any means other than for the benefit of the Company. The Company may through written notification release the Employee from this obligation in specific cases.

15                                                     Termination of employment

15.1                                           This Agreement may be terminated by the Company subject to six (6) months’ notice and by the Employee subject to six (6) months’ notice. In the event the employment agreement extends beyond the end of the month of the Employee’s 67th birthday, such extension shall be governed by provisions of the Swedish Employment Protection Act.

15.2                                           The Company is entitled to terminate the employment summarily without notice in the event of the Employee’s gross misconduct or material breach of any of the terms of this Agreement. However, notwithstanding such termination, the Employee’s obligations pursuant to Section 11 (Intellectual Property Rights), Section 12 (Confidentiality), Section 13 (Non-competition) and Section 14 (Non-solicitation) shall remain in full force and effect.

15.3                                           In conjunction with the expiry of the employment, the Employee shall deliver up to the Company all reports, papers, correspondence, documents and any other materials (including copies thereof) supplied, or entrusted to the Employee or in the Employee’s possession in connection with this employment and/or relating to the Company, its associated companies and/or their businesses and the same shall at all times remain the sole property of the Company or the associated company as the case may be.

16                                                     Amendments

This Agreement may only be amended by an instrument in writing duly executed by the Parties.

17                                                     Governing law

17.1                                           This Agreement shall be governed by and construed in accordance with the laws of Sweden.

17.2                                           Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Swedish Arbitration Act (Sw. lagen (1999:116) om skiljeförfarande).

17.3                                           The arbitral tribunal shall be composed by one (1) arbitrator. In case the Parties are unable to agree on the appointment of the arbitrator, the arbitrator shall be appointed by the Arbitration Institute of the Stockholm Chamber of Commerce.

17.4                                           The Parties undertake and agree that all arbitral proceedings conducted by reference to this arbitration section will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of both Parties hereto. Notwithstanding the foregoing, a party shall not be prevented from disclosing such information in order to secure its interests against the other Party in connection with a dispute or if required to do so by law, any applicable stock exchange regulations or the regulations of any other recognised market place.

17.5                                           The Company shall, unless the arbitrator holds that the Employee has caused the initiation of arbitral proceedings without reasonable cause, pay the arbitrator’s fees and, if applicable, the fees of the Arbitration Institute of the Stockholm Chamber of Commerce. Other costs, such as legal fees, shall be apportioned between the Parties in accordance with the provisions of the Swedish Code of Judicial Procedure (Sw. rättegångsbalken (1942:740)).

This Agreement has been duly executed in two (2) original copies of which each of the Parties has received one.

Place: Stockholm

Date: September 7, 2016

Aprea AB

/s/ Christian S. Schade	/s/ Lars Abrahmsén
Christian S, Schade
CEO	Lars Abrahmsén